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                                                                  EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                              CCW ACQUISITION CORP.

                                       and

                            CENTENNIAL CELLULAR CORP.


                      ------------------------------------

                            Dated as of July 2, 1998

                      ------------------------------------


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                                TABLE OF CONTENTS
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ARTICLE I    THE MERGER................................................2
      1.1      The Merger..............................................2
      1.2      Conversion of Shares....................................3
      1.3      Common Share Elections..................................4
      1.4      Proration...............................................5
      1.5      Surrender and Payment...................................7
      1.6      Dissenting Shares.......................................8
      1.7      Stock Options...........................................9

ARTICLE II   THE SURVIVING CORPORATION.................................9
      2.1      Certificate of Incorporation............................9
      2.2      Bylaws..................................................9
      2.3      Directors...............................................9
      2.4      Officers................................................9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............10
      3.1      Corporate Existence and Power..........................10
      3.2      Corporate Authorization................................10
      3.3      Governmental Authorization.............................11
      3.4      Non-contravention......................................11
      3.5      Capitalization.........................................12
      3.6      Subsidiaries...........................................13
      3.7      SEC Filings............................................14
      3.8      Financial Statements...................................14
      3.9      Disclosure Documents...................................14
      3.10     Absence of Certain Changes or Events...................15
      3.11     Litigation.............................................16
      3.12     Taxes..................................................16
      3.13     Employee Benefit Plans.................................17
      3.14     Brokers................................................19
      3.15     FCC Matters............................................19
      3.16     Compliance with Applicable Laws........................20
      3.17     Environmental Matters..................................20
      3.18     Opinion of Financial Advisor...........................20
      3.19     Affiliate Transactions.................................20
      3.20     Intellectual Property..................................21
      3.21     No Other Representations...............................22

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF ACQUISITION............22
      4.1      Corporate Existence and Power..........................22
      4.2      Corporate Authorization................................22
      4.3      Governmental Authorization.............................22
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      4.4      Non-contravention......................................23
      4.5      Information............................................23
      4.6      Brokers................................................23
      4.7      Qualification of Acquisition...........................23
      4.8      Acquisition Not an Interested Stockholder..............24
      4.9      Financing..............................................24

ARTICLE V    COVENANTS OF THE COMPANY.................................25
      5.1      Conduct of the Company.................................25
      5.2      Access to Information..................................27
      5.3      No Solicitation........................................27
      5.4      Communications Licenses and Authorizations.............28
      5.5      Debt Offers............................................28
      5.6      Notices of Certain Events..............................29
      5.7      State Takeover Laws....................................30

ARTICLE VI   COVENANTS OF ACQUISITION.................................30
      6.1      Confidentiality........................................30
      6.2      Indemnification; Directors' and Officers' Insurance....30
      6.3      Employee Benefit Arrangements..........................31
      6.4      Financing..............................................32
      6.5      NASDAQ Listing.........................................32

ARTICLE VII  COVENANTS OF ACQUISITION AND THE COMPANY.................32
      7.1      Reasonable Best Efforts................................32
      7.2      Stockholder Meeting....................................32
      7.3      Consents...............................................33
      7.4      Public Announcements...................................34
      7.5      Notification of Certain Matters........................35
      7.6      Further Assurances.....................................35
      7.7      FCC Applications.......................................35
      7.8      HSR Act Matters........................................36

ARTICLE VIII CONDITIONS TO THE MERGER.................................37
      8.1      Conditions to the Obligations of Each Party............37
      8.2      Conditions Precedent to the Obligations of Acquisition.37
      8.3      Conditions Precedent to the Obligations of the Company.38

ARTICLE IX   TERMINATION..............................................39
      9.1      Termination............................................39
      9.2      Effect of Termination..................................40
      9.3      Fees and Expenses......................................40

ARTICLE X    MISCELLANEOUS............................................41
      10.1     Notices................................................41
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      10.2     Survival of Representations and Warranties and
                 Agreements...........................................42
      10.3     Amendment..............................................42
      10.4     Extension; Waiver......................................42
      10.5     Successors and Assigns.................................43
      10.6     Governing Law..........................................43
      10.7     Jurisdiction...........................................43
      10.8     Counterparts; Effectiveness............................43
      10.9     Entire Agreement; No Third-party Beneficiaries.........43
      10.10    Headings...............................................43
      10.11    Schedules..............................................44
      10.12    Severability...........................................44
      10.13    WAIVER OF JURY TRIAL...................................44
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Schedules
Schedule 3.4      Violations Caused by Consummation of the Merger
Schedule 3.5(f) Minority Interests in Limited Partnerships of the Company and its Subsidiaries and Other Outstanding Obligations
                  of the Company and its Subsidiaries
Schedule 3.5(e)   Voting, Transfer and Registration Rights
Schedule 3.6(a)   Significant Subsidiaries of the Company
Schedule 3.6(b)   Other Ownership Interests in Subsidiaries
                  of the Company
Schedule 3.10     Liabilities and Obligations of the Company and
                  its Subsidiaries
Schedule 3.11     Litigation of the Company and its Subsidiaries
Schedule 3.12     Tax Matters
Schedule 3.13(a)  Employee Benefit Plans of the Company
Schedule 3.13(g)  Severance Benefits
Schedule 3.15(a)  Communications Licenses of the Company and its
                  Subsidiaries
Schedule 3.15(b)  Communications Licenses Exceptions
Schedule 3.19     Affiliate Transactions
Schedule 3.20     Intellectual Property
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                             INDEX OF DEFINED TERMS
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Term                                                           Section
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
Acquisition....................................................Preamble
Acquisition Material Adverse Effect............................4.1
Acquisition Transaction........................................5.3
Affiliate......................................................3.13(f)
Antitrust Laws.................................................7.3(b)
Board..........................................................3.2
Cash Election Price............................................1.2(b)
Cash Merger Consideration......................................1.2
Class B Shares.................................................Preamble
Closing........................................................1.1(b)
Closing Date...................................................1.1(b)
Code...........................................................1.5(c)
Commitment Letters.............................................4.9(b)
Common Shares .................................................Preamble
Company Securities.............................................3.5(c)
Communications Act.............................................3.3
Communications Licenses........................................3.15(a)
Company........................................................Preamble
Company Securities.............................................3.5(c)
Confidentiality Agreement......................................5.2
Convertible Preferred Shares...................................Preamble
Debt Offers....................................................5.5(a)
Delaware Law...................................................Preamble
Dissenting Shares .............................................1.6
Effective Time.................................................1.1(c)
Electing Shares................................................1.2(b)
Election Date..................................................1.3(b)
Eligible Institution...........................................1.3(b)
Employee Benefit Arrangement...................................5.1(e)
Employee Plan..................................................3.13(a)
Environmental Law..............................................3.17(a)
ERISA..........................................................3.13(c)
Excess Proration Factor........................................1.4(b)
Exchange Act...................................................3.3
Exchange Agent.................................................1.5(a)
FCC............................................................1.1(a)
FCC Applications...............................................7.7(a)
FCC Licenses...................................................3.15(a)
FCC Transfer Approvals.........................................8.2(c)
Financing .....................................................4.9(b)
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
Term                                                           Section
----                                                           -------
Form of Election...............................................1.3(b)
Form S-4.......................................................7.2(b)
Governmental Entity ...........................................1.5(f)
Hazardous Substance............................................3.17
HSR Act........................................................3.3
Indemnified Parties............................................6.2(a)
Intellectual Property..........................................3.20(a)
Interested Stockholder.........................................4.8
Lien...........................................................3.4
Material Adverse Effect........................................3.1
Merger.........................................................1.1(a)
Merger Consideration...........................................1.2
Non-Cash Election..............................................1.3(a)
Non-Cash Election Number.......................................1.4(a)
Non-Cash Election Share........................................1.2(b)
Offer Documents ...............................................5.5(b)
Option ........................................................1.7(a)
Option Plans ..................................................1.7(a)
Person.........................................................1.5(d)
Preferred Shares ..............................................Preamble
Proxy Statement/Prospectus.....................................7.2(b)
Returns .......................................................3.12(a)
SEC............................................................1.3(b)
SEC Reports....................................................3.7(a)
Second Series Convertible Preferred Shares  ...................Preamble
Securities Act.................................................3.3
Senior Notes...................................................5.5(a)
Shares.........................................................Preamble
Shortfall Proration Factor.....................................1.4(c)
Significant Subsidiary.........................................3.6(a)
State Licenses.................................................3.15(a)
State PUC......................................................3.15(a)
State PUC Applications.........................................7.7(b)
Stockholder Meeting ...........................................7.2(a)
Stockholders Agreement.........................................Preamble
Subsidiary.....................................................3.1
Subsidiary Securities..........................................3.6(b)
Surviving Corporation..........................................3.1(a)
Tax............................................................3.12(d)
Violation......................................................3.4
WCAS...........................................................3.4
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                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER dated as of July 2, 1998 by and between CCW ACQUISITION CORP., a Delaware corporation ("Acquisition"), and CENTENNIAL CELLULAR CORP., a Delaware corporation (the "Company").

            WHEREAS, Acquisition and the Company desire that Acquisition merge with and into the Company, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") with the result that the Company shall continue as the surviving corporation and the separate existence of Acquisition shall cease;

            WHEREAS, Acquisition and the Company desire that upon the Merger (as hereinafter defined), at the Effective Time (as hereinafter defined), all issued and outstanding shares of capital stock of the Company (collectively, the "Shares"), other than Shares owned by Acquisition or the Company and Dissenting Shares (as hereinafter defined), be converted as follows: (i) all outstanding shares of Class A Common Stock, par value $.01 per share, of the Company (the "Common Shares"), be converted into the right to (a) retain Common Shares or (b) receive cash; (ii) all outstanding shares of Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Shares") be converted into the right to receive cash and, after the conversion thereof into Common Shares, to retain a number of Common Shares, if any, such that the aggregate number of Common Shares retained pursuant to clauses (i) and (ii) shall equal 7.1% of the total number of Common Shares issued and outstanding immediately after the Effective Time; and (iii) all outstanding shares of (x) Convertible Preferred Stock, par value $.01 per share, of the Company (the "Convertible Preferred Shares") and (y) Second Series Convertible Preferred Stock, par value $.01 per share, of the Company (the "Second Series Convertible Preferred Shares" and, together with the Convertible Preferred Shares, the "Preferred Shares") be converted into the right to receive cash;

            WHEREAS, Acquisition and the Company desire that upon the Merger, at the Effective Time, all issued and outstanding shares of capital stock of Acquisition be converted into a number of Common Shares equal to 92.9% of the total number of Common Shares issued and outstanding immediately after the Effective Time;

            WHEREAS, the respective Boards of Directors of the Company and Acquisition have each approved the Merger and declared it to be in the best interests of their respective stockholders;

            WHEREAS, the sole stockholder of Acquisition has approved and adopted this Agreement and the Merger;


                                    -2-

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            WHEREAS, Acquisition has required, as a condition to its willingness to enter into this Agreement, that Century Communications Corp., a stockholder of the Company, contemporaneously enter into a stockholder agreement (the "Stockholder Agreement"), which includes, among other things, an agreement to vote in favor of this Agreement and the Merger;

            WHEREAS, it is intended that the Merger be accounted for as a recapitalization for financial reporting purposes;

            NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

            1.1 The Merger.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement (including approval of the Federal Communications Commission (the "FCC") as set forth in Article VIII hereof), at the Effective Time, Acquisition shall be merged (the "Merger") with and into the Company in accordance with Delaware Law whereupon the separate existence of Acquisition shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

                  (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction of the conditions set forth in Article VIII, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

                  (c) Upon the Closing, the Company and Acquisition will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

                  (d) The Merger shall have the effects set forth in Section 259 of the Delaware Law.


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            1.2 Conversion of Shares. At the Effective Time:

                  (a) each Share held by the Company as treasury stock or owned by any Subsidiary (as hereinafter defined) or Acquisition immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

                  (b) except as otherwise provided in Section 1.2(a) or as provided in Section 1.6 with respect to Shares as to which appraisal rights have been exercised, each Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the following:

                        (i) in the case of Common Shares with respect to which an election to retain has been effectively made and not revoked or forfeited pursuant to Sections 1.3(c), (d) and (e) ("Electing Shares"), and subject to Section 1.4 below, the right to retain one fully paid and nonassessable Common Share (a "Non-Cash Election Share"); and

                        (ii) in the case of Common Shares other than Electing Shares, and subject to Section 1.4 below, the right to receive a cash payment of $43.50 per Common Share (the "Cash Election Price");

                  (c) except as otherwise provided in Section 1.2(a), each Class B Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

                        (i) after conversion thereof into Common Shares, the right to retain a number of Common Shares equal to the "Shortfall Proration Factor" (as hereinafter defined), which Common Shares, if any, shall be deemed to be Non-Cash Election Shares; and

                        (ii) an amount in cash equal to the Cash Election Price multiplied by a fraction, the numerator of which is the number of Class B Shares issued and outstanding immediately prior to the Effective Time less the aggregate number, if any, of Common Shares retainable pursuant to clause (c)(i), and the denominator of which is the number of Class B Shares issued and outstanding immediately prior to the Effective Time;

                  (d) except as otherwise provided in Section 1.2(a), each Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash payment equal to the product of the Cash Election Price and the number of Common Shares into which such Preferred Share could have been converted immediately prior to the Effective Time; and


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                  (e) the shares of common stock of Acquisition issued and
outstanding immediately prior to the Effective Time shall be converted into a total number of Shares equal to 92.9% of the outstanding Shares as of the Effective Time (excluding Options).

The cash amounts payable pursuant to paragraphs (b), (c) and (d) above are collectively referred to as the "Cash Merger Consideration," and including the Non-Cash Election Shares, the "Merger Consideration."

            1.3 Common Share Elections.

                  (a) Each Person (as hereinafter defined) who, on the Election Date (as hereinafter defined), is a record holder of Common Shares will be entitled, with respect to all or any portion of such Shares, to make an unconditional election (a "Non-Cash Election") on or prior to the Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

                  (b) The Company shall prepare a form of election, which form shall be subject to the reasonable approval of Acquisition (as the same may be amended or supplemented, the "Form of Election"), to be mailed by the Company with the Proxy Statement/Prospectus (as hereinafter defined) to the record holders of Common Shares as of the record date for the Stockholder Meeting (as hereinafter defined) and otherwise distributed in accordance with the requirements of the Securities and Exchange Commission ("SEC"), which Form of Election shall be used by each record holder of Common Shares who wishes to elect, subject to the provisions of Section 1.4, to retain Non-Cash Election Shares for any or all Common Shares as to which it is the record holder. The Company will use its reasonable efforts to make the Form of Election and the Proxy Statement/Prospectus available to all Persons who become holders of Common Shares during the period between the record date and the Election Date. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent (as hereinafter defined) shall have received at its designated office, by 5:00 p.m., local time for the Exchange Agent, on the second business day prior to the date of the Stockholder Meeting (the "Election Date"), pursuant to (i) a Form of Election properly completed and signed and accompanied by certificates representing the Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act (as hereinafter defined)) (an "Eligible Institution"), provided such certificates are in fact delivered to the Exchange Agent within three Nasdaq trading days after the date of execution of such guarantee of delivery) or (ii) such other procedures as may be set forth in the Proxy Statement/Prospectus.

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                  (c) Any Form of Election may be revoked by the holder
submitting it to the Exchange Agent only by notice received by the Exchange Agent prior to 5:00 p.m., local time for the Exchange Agent, on the Election Date in accordance with the procedures set forth in the Proxy Statement/Prospectus (unless Acquisition and the Company determine not less than two Business Days prior to the Election Date that the Closing Date is not likely to occur within five Business Days following the Election Date, in which case any Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by Acquisition and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Acquisition and the Company that this Agreement has been terminated. If a Form of Election is properly revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Common Shares to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder submitting the same, or pursuant to such other procedures as are set forth in the Proxy Statement/Prospectus.

                  (d) The determination of the Exchange Agent (or the Company if the Exchange Agent declines to make such determination) shall be binding as to whether elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 1.3 with respect to Common Shares and as to when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to retain Non-Cash Election Shares was not properly made with respect to Common Shares, such shares shall be treated by the Exchange Agent as shares that were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to Section 1.2(b)(ii), subject to proration as provided in Section 1.4. The Exchange Agent (or the Company if the Exchange Agent declines to make such determination) shall also make all computations as to the allocation and the proration contemplated by Section 1.4, and any such computation shall be conclusive and binding on the holders of Common Shares and the Class B Common Shares. The Exchange Agent may, with the mutual written agreement of Acquisition and the Company, establish procedures as are consistent with this Section 1.3 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

            1.4 Proration.

                  (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Common Shares to be retained pursuant to paragraphs (b) and (c) of Section 1.2 at the Effective Time shall be equal to 7.1% of the Common Shares to be issued and outstanding immediately after the Effective Time (the "Non-Cash Election Number").

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                  (b) If the number of Electing Shares exceeds the Non-Cash
Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of
Section 1.2(b) in the following manner:

                        (i) a proration factor (the "Excess Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares;

                        (ii) the number of Electing Shares covered by each Non-Cash Election shall be determined by multiplying the Excess Proration Factor by the total number of Electing Shares covered by such Non-Cash Election (subject to rounding, to avoid the issuance of fractional shares); and

                        (iii) all Electing Shares, other than those Shares converted into the right to retain Non-Cash Election Shares in accordance with Section 1.4(b)(ii), shall be converted into cash in accordance with the terms of Section 1.2(b)(ii), as if such Shares were not Electing Shares.

                  (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

                        (i) all Electing Shares shall be converted into the right to retain Common Shares in accordance with the terms of Section 1.2(b)(i);

                        (ii) additional Common Shares (other than Electing Shares and Dissenting Shares) shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of Section 1.2(b) in the following manner:

                              (A) a proration factor (the "Shortfall Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of Common Shares outstanding at the Effective Time (other than Electing Shares and Dissenting Shares) and including, as if they had been converted into Common Shares, all Class B Shares issued and outstanding at the Effective Time; and

                              (B) the number of Common Shares (other than Electing Shares and Dissenting Shares) held by each stockholder that shall be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Shortfall Proration Factor by the total number of Common Shares (other than Electing Shares and Dissenting Shares) held by such holder (subject to rounding to avoid the issuance of fractional shares) and

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                        (iii) Common Shares subject to clause (ii) of this
      Section 1.4(c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 1.2(b)(i), as if such shares were Electing Shares.

            1.5 Surrender and Payment.

                  (a) Prior to the Effective Time, Acquisition shall authorize one or more commercial banks (acceptable to the Company) organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $500,000,000 to act as Exchange Agent hereunder (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Acquisition will make available to the Exchange Agent prior to the Effective Time the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Acquisition will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

                  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

                  (c) Acquisition shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Acquisition is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquisition, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Acquisition.

                  (d) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is

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not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  (e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

                  (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.5(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 1.5 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of its Shares. Notwithstanding the foregoing, neither Acquisition nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. As used in this Agreement, "Governmental Entity" means any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

            1.6 Dissenting Shares. Notwithstanding Section 1.2, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time, any such holder fails to perfect or withdraws or loses its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Cash Merger Consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give Acquisition prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

            1.7 Stock Options. The Company shall take all actions necessary so that, immediately prior to the Effective Time, (i) each outstanding option to purchase Class A Shares (an "Option") granted under the Company's 1991 Employee Stock Option Plan, as amended, and Non-Employee/Officer Director Option Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be canceled and (iii) in consideration of such cancellation, and except to the extent that Acquisition and the holder of any such Option otherwise agree, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (x) the excess of the Cash Merger Consideration over the exercise price thereof and (y) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided that the foregoing shall be subject to the obtaining of any necessary consents of holders of Options, it being agreed that the Company and Acquisition will use their reasonable best efforts to obtain any such consents.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

            2.1 Certificate of Incorporation. The certificate of incorporation of Acquisition in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

            2.2 Bylaws. Subject to Section 6.2 hereof, the bylaws of Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

            2.3 Directors. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation.

            2.4 Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Acquisition that:

            3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or upon the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder (a "Material Adverse Effect"). The Company has heretofore delivered to Acquisition complete and correct copies of the Company's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "subsidiary" of any Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned or controlled by such Person, and unless otherwise specified, "Subsidiary" means a subsidiary of the Company.

            3.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval by the Company's stockholders of this Agreement and the Merger, have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Acquisition and receipt of all required approvals by the Company's stockholders in connection with the consummation of the Merger, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of the Company (the "Board") has approved the Merger, this Agreement and the transactions contemplated hereby and such approval, assuming the accuracy of Acquisition's representation in Section 4.8 hereof, is sufficient to render the provisions of Section 203 of Delaware Law inapplicable to the Merger, this Agreement and the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than the approval and adoption of the Merger and this Agreement by holders of the Shares to the extent required by the Company's certificate of incorporation and by applicable law).

            3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of state takeover laws; (iii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iv) compliance with any applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"); (v) compliance with any applicable requirements of the Communications Act of 1934, as amended (together with the rules, regulations and published decisions of the FCC, the "Communications Act"); (vi) compliance with the applicable requirements of state and local public utility commissions or similar entities; and (vii) any action, filing, consent, waiver, approval, authorization or permit that would not in the aggregate prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or would not in the aggregate have a Material Adverse Effect.

            3.4 Non-contravention. Except as described in Schedule 3.4 and assuming compliance with the matters referred to in Section 3.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) assuming receipt of the approval of stockholders referred to in Section 3.2, contravene or conflict with the certificate of incorporation or bylaws of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (iii) result in a breach or violation of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under) or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary or any of their respective assets (including any material license, franchise, permit or other similar authorization held by the Company or any Subsidiary) or (iv) result in the creation or imposition of any Lien (as defined below) on any material asset of the Company or any Subsidiary, except for such contraventions, conflicts or violations referred to in clause (ii) and breaches, violations, defaults, rights of termination, cancellation or acceleration, losses, Liens or other occurrences referred to in clauses (iii) and (iv) (each, a "Violation") that in the aggregate would not have a Material Adverse Effect or prevent or materially delay the consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            3.5 Capitalization.

                  (a) The authorized capital stock of the Company consists of the following, as of June 25, 1998: (i) 100,000,000 Class A Shares, of which 15,070,470 are issued and outstanding; (ii) 50,000,000 Class B Shares, of which 10,544,113 were issued and outstanding; (iii) 102,187 Convertible Preferred Shares, of which 102,187 are issued and outstanding; (iv) 3,978 Second Series Convertible Preferred Shares, of which 3,978 are issued and outstanding; (v) 250,000 shares of Senior Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding; and (vi) 9,996,022 shares of Additional Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding.

                  (b) As of June 25, 1998, there were outstanding, under the Option Plans, Options to purchase an aggregate of 1,503,643 Common Shares.

                  (c) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.5 and except for changes since June 25, 1998, resulting from the exercise of Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and
(iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a) and (b) of this Section 3.5 being referred to collectively as the "Company Securities"). Except pursuant to the terms of the Company Securities as set forth in the Company's Certificate of Incorporation, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities or pay any dividend or make any other distribution in respect thereof.

                  (d) Upon consummation of the Merger, neither any outstanding Convertible Preferred Shares, Second Series Convertible Preferred Shares nor any other outstanding securities of the Company shall be convertible into or exchangeable for any equity security of the Surviving Corporation other than Options that have not been canceled.

                  (e) Except as set forth in Schedule 3.5(e), upon consummation of the Merger, the Company shall have no obligations due under any contracts entered into by the Company on or prior to the Closing Date with regard to the voting, transfer or registration under the Securities Act of any equity securities of the Company or that grant any preemptive rights with respect to its equity securities (other than any such contracts executed with Acquisition).

                  (f) Except with respect to the minority interests in the limited partnerships listed in Schedule 3.5(f), there are no outstanding obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person, other than to wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice.

            3.6 Subsidiaries.

                  (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for such qualifications the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect. All significant Subsidiaries within the meaning of Regulation S-X under the Exchange Act (a "Significant Subsidiary") and their respective jurisdictions of incorporation are identified in Schedule 3.6(a).

                  (b) Except as set forth in Schedule 3.6(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.6(b)(i) and 3.6(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or pay any dividend or make any other distribution in respect thereof to a Person other than the Company or a wholly-owned Subsidiary except as set forth in the Company Securities.

            3.7 SEC Filings.

                  (a) The Company has filed with the SEC all forms, reports, definitive proxy statements, schedules and registration statements (the "SEC Reports") required to be filed with the SEC since February 28, 1997.

                  (b) No Subsidiary is required to file any report, form or document with the SEC pursuant to the Exchange Act or the Securities Act.

                  (c) As of their respective filing dates, none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) The SEC Reports (including, without limitation, any financial statements and schedules included therein) when filed complied in all material respects with applicable requirements of the Securities Act and the Exchange Act.

            3.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports filed since May 31, 1997 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or in the case of unaudited interim financial statements as permitted by Form 10-Q of the SEC), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and its consolidated statements of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which would not be material in amount or effect). Except as and to the extent set forth on the consolidated balance sheet of the Company and the Subsidiaries as of May 31, 1997, including the notes thereto, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since May 31, 1997, (ii) that would not be material to the Company or the Subsidiaries or
(iii) as set forth on Schedule 3.8.

            3.9 Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in:

                  (a) the Form S-4 (as hereinafter defined) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

                  (b) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; or

                  (c) the Offer Documents (as hereinafter defined) will, at the time the Offer Documents (or any amendments or supplements thereto) are first published, sent or given to holders of the Senior Notes, or at the time the applicable Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

provided, that in each case no representation is made by the Company with respect to statements made therein based on information supplied in writing by Acquisition specifically for inclusion therein. The Form S-4, as of its effective date, and the Proxy Statement/Prospectus and the Offer Documents, as of their respective dates, will comply as to form with the applicable requirements of the Securities Act and the Exchange Act, as the case may be; provided, that in each case no representation is made by the Company with respect to statements made therein based on information supplied in writing by Acquisition specifically for inclusion therein.

            3.10 Absence of Certain Changes or Events. Since May 31, 1997, neither the Company nor any Subsidiary has (i) incurred or agreed to incur any indebtedness for borrowed money other than in the ordinary course of business,
(ii) discharged or satisfied any material lien (prior to the time it is due and payable) or any material obligation or liability (absolute or contingent) which would have a Material Adverse Effect other than current liabilities shown on the consolidated balance sheet of the Company as of May 31, 1997 or which are required to be discharged, satisfied or paid by any law, (iii) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (iv) sold, assigned or transferred any of its tangible assets material to the consolidated business of the Company and its Subsidiaries, or canceled any material debts or claims, except in the ordinary course of business or as otherwise contemplated hereby, (v) granted any general or uniform increase in the rates of pay of employees other than in the ordinary course of business or any material increase in salary payable or to become payable by the Company or any of its Subsidiaries to any officer, director or senior executive of the Company (other than normal increases consistent with past practices or as required under any existing employment agreement), (vi) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (v) above, or (vii) suffered any Material Adverse Effect.

            3.11 Litigation. Except as set forth in the Company's SEC Reports filed prior to the date hereof or in Schedule 3.11, there is no action, suit or proceeding pending, or to the knowledge of the Company threatened, against the Company or any Subsidiary before any court, arbitrator or other Governmental Entity which, if adversely decided, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

            3.12 Taxes.

                  (a) Except as set forth on Schedule 3.12 hereto and except to the extent that failure to do so would not have a Material Adverse Effect, each of the Company, the Subsidiaries and any affiliated, combined or unitary group of which any such corporation or other Person is or was a member has (i) timely filed all Federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), which Returns correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiaries, (ii) timely paid or withheld all Taxes that are due and payable with respect to the Returns referred to in clause
(i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements described in Section 3.8 hereof), (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over.

                  (b) Except as set forth on Schedule 3.12 hereto and except as would not have a Material Adverse Effect, (i) there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending against or with respect to the Company or any Subsidiary in respect of any Taxes; and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

                  (c) Except as set forth on Schedule 3.12 hereto and except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

                  (d) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

            3.13 Employee Benefit Plans.

                  (a) Schedule 3.13(a) identifies each employment, severance or similar contract or arrangement whether or not written or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any Subsidiary and (ii) covers any employee or former employee of any Company or Subsidiary employed in the United States or Puerto Rico (each, an "Employee Plan").

                  (b) The Company has furnished or made available to Acquisition copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan.

                  (c) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and each trust related thereto has been determined to be exempt from tax pursuant to Section 501(a) of the Code, and the Company is not aware of any event that has occurred since the date of such determinations that would adversely affect such qualification or tax exempt status. The Company has provided Acquisition with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code.

                  (d) No Employee Plan is a multiemployer plan as defined in
Section 3(37) of ERISA or is a plan subject to Title IV of ERISA and neither the Company nor any Subsidiary has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, any such plan.

                  (e) Neither the Company nor any Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

                  (f) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, any Subsidiary or their respective Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. As used in this Agreement, unless the context requires otherwise, "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

                  (g) Other than as described in Schedule 3.13(g), no employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or an enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) under any Employee Plan as a result of the transactions contemplated hereby.

                  (h) Notwithstanding anything else set forth herein, other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation, neither the Company nor any Subsidiary has incurred any material liability with respect to any Employee Plan that is currently due and owing and has not yet been satisfied, including without limitation under ERISA (including without limitation Title I or Title IV thereof), the Code or other applicable law, and no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances (other than the accrual of benefits under the normal terms of the Employee Plans), that could result in the imposition of any material liability on the Company or any Subsidiary with respect to any Employee Plan, including without

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

limitation under ERISA (including without limitation Title I or Title IV of ERISA), the Code or other applicable law with respect to any Employee Plan.

            3.14 Brokers. Except for the engagement of Donaldson, Lufkin & Jenrette Securities Corporation and Peter J. Solomon & Co. pursuant to engagement letters that have been provided to Acquisition, none of the Company or any of its Subsidiaries, or any of their respective officers, directors or employees has employed any investment banker, broker, finder or other intermediary or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

            3.15 FCC Matters.

                  (a) The Company and its Subsidiaries hold all licenses, permits, certificates, franchises, registrations and other authorizations issued by the FCC (the "FCC Licenses") or by any governmental entity asserting jurisdiction over the Company or one of its Subsidiaries (the "State Licenses"), including, without limitation, any state public service or public utilities commission and the Telecommunications Regulatory Board of Puerto Rico ("State PUC"), that are required for the conduct of their businesses as presently conducted, and for the holding of their assets, except where the failure to obtain or hold such licenses would not have a Material Adverse Effect. All of the FCC Licenses and the State Licenses (collectively the "Communications Licenses") are set forth in Schedule 3.15(a) hereto.

                  (b) Except as set forth on Schedule 3.15(b), each of the Communications Licenses was duly issued, and is valid and in full force and effect except where failure to be in full force and effect would not have a Material Adverse Effect, and to the Company's knowledge, each of the Communications Licenses has not been modified, canceled, revoked, or conditioned in any manner which would have a Material Adverse Effect.

                  (c) Each holder of a Communications License has operated in compliance with all terms thereof, and each holder is in compliance with, and its businesses have operated in compliance with, the Communications Act or any applicable state regulations, and has filed all registrations and reports, including any renewal applications, required by the Communications Act or any applicable state regulations, except where the failure to so comply or file would not have a Material Adverse Effect. To the Company's knowledge, there is no pending or threatened action by or before the FCC or any State PUC to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses. There is not now issued or outstanding or, to the Company's knowledge, threatened any notice of violation or complaint against the Company or any of its Subsidiaries with respect to the operation of its respective businesses, the resolution of which violation or complaint could reasonably be expected to have a Material Adverse Effect.

                  (d) No event has occurred which permits the revocation or termination of any of the Communications Licenses or the imposition of any restriction thereon of such a nature as would have a Material Adverse Effect.

            3.16 Compliance with Applicable Laws. The Company and its Subsidiaries are in substantial compliance with all laws, regulations and orders of any Governmental Entity applicable to it or such Subsidiaries, except for such failures so to comply which would not have a Material Adverse Effect. Except as set forth in the Schedules hereto, neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure would have a Material Adverse Effect.

            3.17 Environmental Matters. Except as would not have a Material Adverse Effect, (i) no real property currently or formerly owned or operated by the Company or any current Subsidiary is contaminated with any Hazardous Substances (as defined herein) to an extent or in a manner or condition now requiring remediation under any Environmental Law (as defined herein), (ii) no judicial or administrative proceeding is pending or, to the knowledge of the Company, threatened relating to liability for any off-site disposal or contamination and (iii) the Company and its Subsidiaries have not received in writing any claims or notices alleging liability under any Environmental Law. Neither the Company nor any Subsidiary is in violation of any applicable Environmental Law and no condition or event has occurred with respect to the Company or any Subsidiary that would constitute a violation of such Environmental Law, excluding in any event, such violations, conditions and events that would not have a Material Adverse Effect. "Environmental Law" means any applicable federal, state or local law, regulation, order, decree or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substances or the protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law.

            3.18 Opinion of Financial Advisor. The Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the Merger Consideration is fair from a financial point of view to the stockholders of the Company (other than Acquisition and stockholders who are Affiliates of the Company).

            3.19 Affiliate Transactions. Except as described in the SEC Reports, there are no existing or proposed material transactions or arrangements between the Company or any Subsidiary and any Affiliate of the Company (including, without limitation, Century Communications Corp., Citizens Utility Company and the Company's directors and executive officers, but excluding wholly owned Subsidiaries). Except as set forth in Schedule 3.19 hereto, there are no payments due from the Company or any Subsidiary to any such Affiliate between May 31, 1998 and the

Effective Time for which adequate reserves are not reflected in the Company's consolidated balance sheet as of May 31, 1998 except for those payments that would not be material to the operations of the Company and the Subsidiaries.

            3.20 Intellectual Property. Except as set forth in Schedule 3.20 hereto:

                  (a) The Company and its Subsidiaries own or have the right to use all material copyrights, trade names, trademarks, service marks, trade secrets, know-how, designs, software, patents, licenses and other intellectual property rights (collectively, the "Intellectual Property") that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted, free and clear of all Liens, other than those rights the absence of which individually or in the aggregate would not have a Material Adverse Effect. There are no material trade names, trademarks or service marks owned by the Company or any of its Subsidiaries that are not registered or the subject of applications therefor.

                  (b) There is no suit, action or proceeding pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, which challenges the legality, validity, enforceability of, or the Company's or any of its Subsidiaries' use or ownership of, any of the Intellectual Property owned by the Company or any of its Subsidiaries or, to the Company's knowledge, licensed to the Company or to any of its Subsidiaries, other than any such suit, action or proceeding that individually or in the aggregate would not have a Material Adverse Effect.

                  (c) To the knowledge of the Company, neither the Company nor any Subsidiary has infringed upon or otherwise violated the intellectual property rights of third parties or has received or has been the subject of any claim, charge or notice alleging any such infringement or other violation, other than any such infringement, violation or appropriation that individually or in the aggregate would not have a Material Adverse Effect.

                  (d) The Company has taken steps that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of the Company or the Subsidiaries and no expenditures in excess of currently budgeted items are expected to cause such systems to operate properly following the change of the year 1999 to 2000.

            3.21 No Other Representations. Except as specifically set forth in this Article III, the Company has not made, and Acquisition has not relied upon, any other representations or warranties, whether express or implied.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF ACQUISITION

            Acquisition represents and warrants to the Company that:

            4.1 Corporate Existence and Power. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted, except for such licenses, authorizations, consents and approvals the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or financial condition of Acquisition or upon the ability of Acquisition to consummate the transactions contemplated by this Agreement or perform its obligations hereunder (an "Acquisition Material Adverse Effect"). Since the date of its incorporation, Acquisition has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

            4.2 Corporate Authorization. The execution, delivery and performance by Acquisition of this Agreement and the consummation by Acquisition of the transactions contemplated hereby are within the corporate powers of Acquisition and have been duly authorized by all necessary corporate action. Assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of Acquisition, enforceable against each in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

            4.3 Governmental Authorization. The execution, delivery and performance by Acquisition of this Agreement and the consummation by Acquisition of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of a certificate of merger in accordance with Delaware Law, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act and Exchange Act, (iv) compliance with any applicable requirements of the Communications Act, (v) compliance with the applicable requirements of state and local utility commissions or similar entities and (vi) compliance with applicable state takeover statutes.

            4.4 Non-contravention. The execution, delivery and performance by Acquisition of this Agreement and the consummation by Acquisition of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Acquisition, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of law, regulation, judgment, order or decree binding upon Acquisition or (iii) result in a breach or violation of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under) or give rise to any right of termination, cancellation or acceleration of any right or obligation of Acquisition or to a loss of any benefit to which it is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon Acquisition or any of its assets, except for such contraventions, conflicts or violations referred to in clause (ii) and breaches, violations, defaults, rights of termination, cancellation or acceleration or losses referred to in clause (iii) that in the aggregate would not have an Acquisition Material Adverse Effect or prevent or delay the consummation of the Merger in any material respect or otherwise prevent Acquisition from performing their obligations under this Agreement in any material respect.

            4.5 Information. None of the information supplied or to be supplied by Acquisition in writing specifically for inclusion in (i) the Offer Documents,
(ii) the Form S-4, (iii) the Proxy Statement/Prospectus or (iv) any other filings will, at the respective times filed with the SEC or such other Governmental Entity, and, in addition, in the case of the Proxy Statement/Prospectus, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Special Meeting, or in the case of the Offer Documents, at the date such documents are mailed to the holders of the Senior Notes, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            4.6 Brokers. None of Acquisition or any of its respective subsidiaries, officers, directors or employees has employed any investment banker, broker, finder or other intermediary or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company or any Subsidiary is or might be liable prior to the Effective Time.

            4.7 Qualification of Acquisition. Acquisition is and at the Effective Time will be legally, technically and otherwise qualified under the Communications Act to acquire, own and operate the assets and business of the Company and its Subsidiaries. To the best of Acquisition's knowledge, there are no facts or proceedings which would reasonably be expected to disqualify Acquisition under the Communications Act or otherwise from acquiring or operating any of the assets and business of the Company and its Subsidiaries or would cause the FCC not to approve the FCC Applications (as defined herein). Acquisition has no knowledge of any fact or circumstance relating to Acquisition or any of its Affiliates that would be reasonably be expected to (a) cause the filing of any meritorious objection to the FCC

Applications which is likely to prevail or (b) lead to a material delay in the processing by the FCC of the FCC Applications. No waiver of any FCC rule or policy is necessary to be obtained for the approval of the FCC Applications, and no processing pursuant to any exception or rule of general applicability will be requested or required in connection with the consummation of the transaction herein.

            4.8 Acquisition Not an Interested Stockholder. As of the date of this Agreement, neither Acquisition nor any of its Affiliates is an "Interested Stockholder" as such term is defined in Section 203 of the Delaware Law.

            4.9 Financing. Acquisition has received and executed commitment letters each dated July 2, 1998 (the "Commitment Letters"), from (i) Merrill Lynch Capital Corporation, pursuant to which it has committed, subject to the terms and conditions set forth therein, to provide Acquisition and certain existing or future subsidiaries of the Company with up to $1.21 billion of financing under available senior secured credit facilities and $350.0 million in aggregate principal amount of financing in the form of an unsecured senior bridge loan, (ii) WCAS Capital Partners III, L.P., pursuant to which it has committed, subject to the terms and conditions set forth therein, to purchase $150.0 million in aggregate principal amount of subordinated notes of Acquisition and (iii) Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS") pursuant to which it has committed to provide to Acquisition $350.0 million in equity to consummate the Merger, pay the Merger Consideration and pay the related transaction expenses (the financings referred to in clauses (i), (ii) and (iii) above being collectively referred to as the "Financing"). Such Financing is adequate to pay in full in cash at closing the Cash Merger Consideration together with all fees and expenses of Acquisition associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby. True and complete copies of the Commitment Letters have been furnished to the Company. Neither Acquisition, WCAS nor their affiliates will terminate, amend or modify in any respect the Commitment Letters in a manner which will adversely affect the probability that such financing will be actually funded, or the timing thereof, without prior written consent of the Company. Acquisition or WCAS has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid as of the date hereof (and will duly pay any such fees after the date hereof). The Commitment Letters are valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of WCAS or Acquisition thereunder or would adversely affect the probability that such financing will actually be funded. The $350.0 million equity investment of WCAS will be used solely to acquire common stock of Acquisition at a price of $43.50 per share.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

            The Company agrees that:

            5.1 Conduct of the Company. From the date hereof until the Effective Time, except as contemplated by this Agreement or with the prior written consent of Acquisition (which consent shall not be unreasonably withheld or delayed), the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to, do any of the following:

                  (a) adopt any amendment to its certificate of incorporation or bylaws;

                  (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issue of Common Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof or pursuant to the conversion of Convertible Preferred Shares, Second Series Convertible Preferred Shares or Class B Common Shares outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

                  (c) redeem or otherwise repurchase, or declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned Subsidiaries;

                  (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                  (e) (i) except for (x) increases in salary, wages and benefits of non-executive officers or employees of the Company or its Subsidiaries in accordance with past practice and (y) increases in salary, wages and benefits granted to non-executive officers and employees of the Company or its Subsidiaries in conjunction with new hires, promotions or other changes in job status, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its Subsidiaries);
(ii) pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units); (iii) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries; or (iv) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits payable under terms of plans existing on or prior to the date hereof as they become payable;

                  (f) acquire, sell, lease or dispose of any assets (other than in the ordinary course of business consistent with past practice) or securities which are material to the Company and its Subsidiaries, taken as a whole, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business other than transactions between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;

                  (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or Persons that are individually or in the aggregate material, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person or Persons that are individually or in the aggregate material except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company; or

                  (h) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business;

                  (i) make any capital expenditures, except in the ordinary course of business and consistent with past practice or as currently budgeted; or

                  (j) agree in writing or otherwise to take any of the foregoing actions.

            5.2 Access to Information. From the date hereof until the Effective Time, the Company will (i) give Acquisition and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries as such Persons may reasonably request, and furnish such Persons with such financial and operating data and other information as such Persons may reasonably request and (ii) instruct the Company's employees, counsel and financial advisors to cooperate with Acquisition in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by the Company to Acquisition hereunder. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement between Donaldson, Lufkin & Jenrette Securities Corporation and WCAS (the "Confidentiality Agreement") .

            5.3 No Solicitation. The Company (i) agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination, tender or exchange offer, recapitalization transaction or other similar transaction involving the Company or any of its Significant Subsidiaries, acquisition of all or any material portion of the assets or capital stock of the Company or the acquisition of all or substantially all of the assets or capital stock of any Significant Subsidiary (an "Acquisition Transaction") or provide information to or negotiate, explore or otherwise engage in discussions with any Person (other than Acquisition or its directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, provided, however, that the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore and otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understanding (so long as immediately after entering into any such agreement the Company terminates this Agreement), in each case, if the Board determines in its good faith judgment, after consultation with its independent legal counsel, that the failure to do so would result in a breach of its fiduciary obligations; and (ii) represents that, as of the date of this Agreement, the Company has discontinued, and has caused its Subsidiaries and its and their respective directors, officers, employees, agents and representatives to discontinue, discussions or negotiations with all persons or groups with whom discussions or negotiations have previously been held concerning any proposal with respect to an Acquisition

Transaction. The Company shall promptly notify Acquisition if any proposal or offer is received by, or any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Acquisition Proposal, and shall, in any such notice to Acquisition, indicate the identity of the third party and the terms and conditions of any proposals or offers; provided, however, that such notice shall be given only to the extent the Board may disclose such information without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal. Thereafter, the Company shall keep Acquisition informed (subject to such fiduciary duties), on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

            5.4 Communications Licenses and Authorizations. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations, and any renewals thereof, from the FCC and any appropriate State PUC, and to make all filings and reports, reasonably necessary or required for the continued operation of the Company's and its Subsidiaries' businesses, as and when such approvals, consents, permits, licenses, filings or reports or other authorizations are necessary or required.

            5.5 Debt Offers.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 hereof, the Company shall, within 20 days of receiving any request by Acquisition to do so (but in no event earlier than twenty calendar days after the date hereof), commence offers to purchase, accompanied by related solicitations of consent regarding covenant amendments, all of the Company's outstanding 8 7/8% Senior Notes due 2001 and the Company's outstanding 10 1/8% Senior Notes due 2005 (collectively, the "Senior Notes") on such customary terms and conditions as are acceptable to Acquisition, in the exercise of its judgment in making Debt Offers on commercially reasonable terms to the Company and the holders of the Senior Notes (the "Debt Offers"). The Company shall waive any of the conditions to the Debt Offers and make any other changes in the terms and conditions of the Debt Offers as may be requested by Acquisition to the extent that after giving effect to such requests the Debt Offers will be made on commercially reasonable terms to the Company and the holders of the Senior Notes, and the Company shall not, without Acquisition's prior consent, which shall not be unreasonably withheld or delayed, waive any material condition to the Debt Offers, make any changes to the terms and conditions of the Debt Offers set forth in Schedule 5.5(a) hereto or make any other material changes in the terms and conditions of the Debt Offers. Notwithstanding the immediately preceding sentence, Acquisition shall not request that the Company make any change to the terms and conditions of the Debt Offers that decreases the price per Senior Note payable in the Debt Offers or imposes conditions to the Debt Offers in addition to those set forth in Schedule 5.5(a) hereto that are materially adverse to holders of Senior Notes, unless such change was previously approved by the Company in writing. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions in the Debt Offers, it will accept for payment and pay for the Senior Notes as soon as reasonably practicable after such conditions to the Debt Offers are satisfied and it is permitted to do so under applicable law, provided that the Company shall use reasonable best efforts to coordinate the timing of any such purchase with Acquisition in order to obtain the greatest participation in the Debt Offers.

                  (b) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Acquisition, an offer to purchase for each of the issues of Senior Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits (collectively, the "Offer Documents"). All mailings to the holders of Senior Notes in connection with the Debt Offers shall be subject to the prior review, comment and approval of Acquisition (which approval shall not be unreasonably withheld or delayed). The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Notes as promptly as practicable following receipt of the request from Acquisition under paragraph (a) above to do so. The Company agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

            5.6 Notices of Certain Events. The Company shall promptly notify Acquisition of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the transactions contemplated by this Agreement; and

                  (d) any filings with, or notices from, or the initiation of any complaint or other proceedings by, the FCC or any State PUC relating to the Communications Licenses held by the Company or any of its Subsidiaries.

            5.7 State Takeover Laws. The Company shall, upon the request of Acquisition, take all reasonable steps to assist in any challenge by Acquisition to the

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

validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

                                   ARTICLE VI

                            COVENANTS OF ACQUISITION

            Acquisition agrees that:

            6.1 Confidentiality. Acquisition acknowledges and agrees that all information received from or on behalf of the Company or any of the Company's Subsidiaries in connection with the Merger shall be deemed received pursuant to the Confidentiality Agreement and Acquisition shall, and shall cause its Affiliates and representatives, to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

            6.2 Indemnification; Directors' and Officers' Insurance.

                  (a) Acquisition agrees that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and its Subsidiaries (the "Indemnified Parties") as provided in their respective charters or bylaws, in an agreement between an Indemnified Party and the Company or one of its Subsidiaries, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Acquisition also agrees to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its Subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Acquisition will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Acquisition shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.2.

                  (b) Acquisition agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; (ii) such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and
(iii) the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.2(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

            6.3 Employee Benefit Arrangements.

                  (a) Acquisition agrees that the Company will honor and, from and after the Effective Time, Acquisition will cause the Surviving Corporation to honor, all Employee Benefit Arrangements to which the Company or any of its Subsidiaries is currently a party.

                  (b) Acquisition will cause the Surviving Corporation to take such actions as are necessary so that, for a period of at least two years from the Effective Time, employees of the Company and its Subsidiaries will be provided cash compensation, employee benefit and incentive compensation and similar plans and programs (other than equity-based compensation plans and programs) as will provide compensation and benefits which in the aggregate are no less favorable than those provided to such employees as of the date hereof.

                  (c) Nothing in this Section 6.3 shall be construed to limit the ability of the Surviving Corporation or any of its subsidiaries to terminate the employment of any employee (it being understood that such employment shall, to the maximum extent permitted by law, be at will) or to review Employee Benefit Arrangements from time to time and make such changes as it or they deem appropriate.

            6.4 Financing. Acquisition shall use commercially reasonable efforts to consummate the Financing or alternative financing on terms no more onerous than the terms of the Financing.

            6.5 NASDAQ Listing. Acquisition will, for at least three years after the Effective Time of the Merger, use reasonable best efforts to cause the Common Shares to be listed on the NASDAQ National Market System and registered under the Exchange Act.


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

                                   ARTICLE VII

                    COVENANTS OF ACQUISITION AND THE COMPANY

            Each of the parties hereto agrees that:

            7.1 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, subject to the limitations provided herein regarding the fiduciary duties of the Board, and to assist and cooperate with the other party hereto in doing, as promptly as practicable, all things necessary or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

            If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

            7.2 Stockholder Meeting.

                  (a) Promptly upon the request of Acquisition, the Company shall take all action necessary in accordance with the Delaware Law and its certificate of incorporation and bylaws to call, give notice of and convene a meeting (the "Stockholder Meeting") of its stockholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable.

                  (b) Promptly upon the request of Acquisition, the Company shall prepare a Registration Statement on Form S-4 covering the Electing Shares (the "Form S-4") and a proxy or information statement pertaining to the Merger, which shall also constitute the prospectus included in the Form S-4 (the "Proxy Statement/Prospectus"). Subject to the Board's determination that in its good faith judgment, after consultation with its independent legal counsel, that the failure to do so would result in a breach of its fiduciary obligations, the Board shall recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders in connection therewith and the Company include such recommendation in the Proxy Statement/Prospectus. Acquisition and its stockholders shall cooperate fully with the Company in the preparation of the Proxy Statement/Prospectus and any amendments and supplements thereto. The Proxy Statement/Prospectus shall not be distributed, and no amendment or supplement thereto shall be made by the Company, without the prior consent of Acquisition and its counsel. The Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and shall cause a definitive Proxy Statement/Prospectus to be distributed to its stockholders entitled to vote upon the Merger as promptly as practicable thereafter.

                  (c) The Company shall notify Acquisition of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus, or for additional information, and shall promptly supply the Company with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to the Meeting, any event should occur relating to or affecting the Company or Acquisition, or to their respective officers or directors, which event should be described in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and having declared effective or clearing with the SEC and, if required by applicable securities laws, distributing to the Company's stockholders such amendment or supplement.

            7.3 Consents.

                  (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of any Governmental Entity or any other Person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

                  (b) In furtherance and not in limitation of the foregoing, Acquisition shall use its best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority ("Antitrust Laws"). If any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, Acquisition shall take such action (including, without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of Acquisition or any of its Affiliates controlled by it or of any of the Company, its Subsidiaries or Affiliates) as may be required (i) by the applicable government or governmental authority (including, without limitation, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or

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

decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of Acquisition or its Affiliates controlled by it or the Company or its Subsidiaries or Affiliates be divested or held separate by Acquisition, or that would otherwise limit Acquisition's freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of Acquisition's or its Affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Section 8.1(d) hereof.

                  (c) Each party hereto shall promptly inform the other party of any material communication from the Federal Trade Commission, the Department of Justice, the FCC or any other domestic or foreign government or governmental authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Acquisition will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Acquisition proposes to make or enter into with the Federal Trade Commission, the Department of Justice, the FCC or any other domestic or foreign government or governmental authority in connection with the transactions contemplated by this Agreement.

            7.4 Public Announcements. So long as this Agreement is in effect, the Company and Acquisition agree that they will not issue any press release or make any other public announcement concerning this Agreement, the Merger or the transactions contemplated hereby or thereby without the prior consent of the other party, except that the Company or Acquisition may make such public disclosure that it believes in good faith to be required by law (in which event such party shall notify the other party prior to making such disclosure).

            7.5 Notification of Certain Matters. Acquisition and the Company shall promptly notify the other party of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (y) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (ii) any failure of the Company or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

            7.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquisition, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            7.7 FCC Applications.

                  (a) As promptly as practicable after the execution and delivery of this Agreement, Acquisition and the Company shall prepare all appropriate applications for FCC approval, and such other documents as may be required, with respect to the transfer of control of the Company to Acquisition (collectively, the "FCC Applications"). As promptly as practicable following execution and delivery of this Agreement, the Company shall deliver to Acquisition its completed portion of the FCC Applications. Not later than the fifth business day following the delivery of the FCC Applications to Acquisition, Acquisition shall file, or cause to be filed, the FCC Applications. If the Closing shall not have occurred for any reason within any applicable initial consummation period relating to the FCC's grant of the FCC Applications, and neither Acquisition nor the Company shall have terminated this Agreement pursuant to Section 9.1, Acquisition and the Company shall jointly request one or more extensions of the consummation period of such grant. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC not to grant approval of the FCC Applications or materially delay either such approval or the consummation of the transfer of control of the Company.

                  (b) As promptly as practicable after the execution and delivery of this Agreement, Acquisition and the Company shall prepare all required applications for approval by State PUCs, and such other documents as may be required, with respect to the transfer of control of the Company (collectively, the "State PUC Applications"). Not later than the twentieth business day following execution and delivery of this Agreement, the Company shall deliver to Acquisition its completed portion of the State PUC Applications. Not later than the thirtieth business day following execution and delivery of this Agreement, Acquisition and the Company shall file, or cause to be filed, the State PUC Applications. If the Closing shall not have occurred for any reason within any applicable consummation period relating to any State PUC's grant of any State PUC Application, and neither Acquisition nor the Company shall have terminated this Agreement pursuant to Section 9.1, Acquisition and the Company shall jointly request one or more extensions of the consummation period of such grant. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated


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
consequence of such action or failure to act is, or would be, to cause any State PUC not to grant approval of any State PUC Application or materially delay either such approval or the consummation of the transfer of control of the Company.

                  (c) Acquisition and the Company shall each pay one-half (1/2) of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Applications. Each of Acquisition and Company shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications and the State PUC Applications. Acquisition and the Company shall each use its best efforts to prosecute the FCC Applications and the State PUC Applications in good faith and with due diligence before the FCC and the State PUCs and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications and the State PUC Applications, including furnishing to the FCC and the State PUCs any documents, materials or other information requested by the FCC and the State PUCs in order to obtain such approvals as expeditiously as practicable.

            7.8 HSR Act Matters. Promptly after the date hereof, Acquisition and the Company (as may be required pursuant to the HSR Act) will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, not later than 15 business days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. Acquisition and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entities, as may be required under the HSR Act or other federal antitrust laws for the consummation of the Merger and any other transactions contemplated hereby.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

            8.1 Conditions to the Obligations of Each Party. The respective obligations of Acquisition and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

                  (a) Stockholder Approval. The stockholders of the Company shall have duly approved the transactions contemplated by this Agreement, pursuant to the requirements of the Company's certificate of incorporation and applicable law.

                  (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

                  (c) Form S-4. The Form S-4 shall have been declared effective and no stop order with respect thereto shall be in effect at the Effective Time.

                  (d) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity entered after the parties have used reasonable best efforts to prevent such entry and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

            8.2 Conditions Precedent to the Obligations of Acquisition.

                  (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and on and as of the Closing Date as if made on and as of such date, and each of the other representations and warranties of Company contained in this Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date, and Acquisition shall have received a certificate to such effect of the Chief Executive Officer of the Company.

                  (b) Performance. The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date, and Acquisition shall have received a certificate to such effect of the Chief Executive Officer of the Company.

                  (c) FCC Approvals. All consents, waivers, approvals and authorizations required to be obtained from the FCC ("FCC Transfer Approvals") prior to the consummation of the transactions contemplated hereby shall have been obtained by a "Final Order" (as hereinafter defined) without the imposition of any condition that Acquisition, in its sole discretion, deems materially adverse to the Company's or its Subsidiaries' continued operation of their businesses from and after the Effective Time. All filings and notices required to be made by the Company or Acquisition prior to the consummation of the transactions contemplated hereby shall have been made. For purposes of this Agreement, "Final Order" shall mean an action by the FCC: (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation,

(ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending and (iii) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry by the FCC of orders staying, reconsidering or reviewing on its own motion have expired. Notwithstanding anything to the contrary contained herein or otherwise, Acquisition may, at its option by written notice to the Company, waive on behalf of both parties hereto the requirement that each of the FCC Transfer Approvals shall have become a Final Order.

                  (d) Debt Offers. On or prior to the Closing Date, the Company shall have consummated the Debt Offers, unless failure to consummate the Debt Offers was a result of a failure by Acquisition to perform any covenant or condition contained in the Offer Documents or this Agreement or the inaccuracy of any representation or warranty of Acquisition contained therein.

                  (e) Financing. Acquisition shall have obtained the Financing substantially on the terms contemplated by the Commitment Letters or alternative financing on terms no less favorable than those set forth in the Commitment Letters, unless the failure to obtain such financing was the result of a failure by Acquisition to perform any covenant or condition contained therein or the inaccuracy of any representation or warranty of Acquisition.

                  (f) Option Plans. The number of Common Shares purchasable upon the exercise of Options that have not been cancelled in accordance with Section
1.7 shall not exceed 750,000.

            8.3 Conditions Precedent to the Obligations of the Company.

                  (a) Representations and Warranties. Each of the representations and warranties of Acquisition contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and on and as of the Closing Date as if made on and as of such date, and each of the other representations and warranties of Acquisition contained in this Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date, and the Company shall have received a certificate to such effect of the President of Acquisition.

                  (b) Performance. Acquisition shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate to such effect of the President of Acquisition.

                                   ARTICLE IX

                                   TERMINATION

            9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                  (a) by the mutual written consent of Acquisition and the Company;

                  (b) by Acquisition or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable after the parties have used reasonable best efforts to prevent such issuance, enactment, entry, promulgation or enforcement;

                  (c) by the Company if (i) (A) any of the representations and warranties of the Acquisition set forth herein shall not be true and correct (in the case of representations and warranties qualified as to materiality or Acquisition Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties), in each case when made, or (B) there shall have occurred, on the part of Acquisition, a breach of any covenant or agreement contained in this Agreement which if not cured would have a Material Adverse Effect and which, in the case of (A) or (B), is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to Acquisition, (ii) the Company shall enter into a definitive written agreement with respect to an Acquisition Transaction, with a third party, or a third party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement or (iii) if the Board shall have withdrawn, modified or amended in any manner adverse to Acquisition or the stockholders of Acquisition its approval or recommendation of this Agreement and the Merger, or approved, recommended or endorsed any proposal for an Acquisition Transaction with a third party;

                  (d) by Acquisition if (i) (A) any of the representations and warranties of the Company set forth herein shall not be true and correct (in the case of representations and warranties qualified as to materiality or Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties), in each case when made, or (B) there shall have occurred, on the part of the Company and its Subsidiaries, taken as a whole, a breach of any covenant or agreement contained in this Agreement which if not cured would have a Material

Adverse Effect and which, in the case of (A) or (B), is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Acquisition to the Company, (ii) the Company shall enter into a definitive written agreement with respect to an Acquisition Transaction, with a third party, or a third party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement or (iii) if the Board shall have withdrawn, modified or amended in any manner adverse to Acquisition or the stockholders of Acquisition its approval or recommendation of this Agreement and the Merger or approved, recommended or endorsed any proposal for an Acquisition Transaction with a third party; or

                  (e) by either party if it shall not have breached any of its obligations hereunder on January 31, 1999; provided, however, that neither party may terminate this Agreement pursuant to this Section 9.1(e) on or before April 30, 1999 if the conditions to Acquisition's obligations to consummate the transactions contemplated hereunder have not been satisfied on account of the failure to receive FCC Transfer Approvals.

            9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or its respective directors, officers or stockholders, except that the agreements contained in Sections 6.1 and 9.3 shall survive the termination hereof, and except that nothing herein shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

            9.3 Fees and Expenses.

                  (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  (b) In the event the Company shall have terminated this Agreement pursuant to Section 9.1(c)(ii) or (iii), or Acquisition shall have terminated this Agreement pursuant to Section 9.1(d)(ii) or (iii), then the Company shall simultaneously with such termination reimburse Acquisition for the documented fees and expenses of Acquisition related to this Agreement and the transactions contemplated hereby (including, without limitation, any fees and expenses of counsel, accountants and other professional advisors, commitment fees and other financing costs and interest, underwriting discounts, debt tender payments and fees, expenses and other costs of consummating and unwinding any issuance of securities) (subject to a maximum of $25.0 million) and simultaneously with such termination pay Acquisition a termination fee of $40 million.

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

                                    ARTICLE X

                                  MISCELLANEOUS

            10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or by facsimile to the respective parties as follows:

            If to Acquisition, to:

                  c/o Welsh, Carson, Anderson & Stowe VIII, L.P.
                  320 Park Avenue
                  Suite 2500
                  New York, New York 10022-6815
                  Attn: Thomas E. McInerney
                  Facsimile: (212) 893-9575

            with a copy to:

                  Robert A. Schwed, Esq.
                  Karen C. Wiedemann, Esq.
                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York 10111
                  Facsimile: (212) 841-5725

            If to the Company, to:

                  Centennial Cellular Corp.
                  50 Locust Avenue
                  New Canaan, Connecticut 06840
                  Facsimile: (203) 972-2013
                  Attn: Bernard P. Gallagher

            with a copy to:

                  Toby S. Myerson, Esq.
                  Kenneth M. Schneider, Esq.
                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY 10019
                  Facsimile: (212) 757-3990

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

or such other address or facsimile number as such party may hereafter specify for the purpose by written notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if delivered in person, when such delivery is made at the address specified in this Section 10.1; (ii) if delivered by overnight courier, the next business day after such delivery is sent to the address specified in this Section 10.1; or (iii) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.1 and the appropriate confirmation is received.

            10.2 Survival of Representations and Warranties and Agreements. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive beyond the Effective Time except for the agreements set forth in Sections 6.2 and 6.3, which shall survive the Effective Time, and Sections 6.1 and 9.3 and this
Article X, which shall survive the termination of this Agreement.

            10.3 Amendment. This Agreement may be amended by the Company and Acquisition at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

            10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

            10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware applicable to agreements entered into and to be performed wholly within such State.


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

            10.7 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

            10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

            10.9 Entire Agreement; No Third-party Beneficiaries. This Agreement and the other agreements referred to herein or executed contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. This Agreement, other than as provided in Sections 6.2 and 6.3, is not intended to confer upon any Person other than the parties hereto any rights or remedies.

            10.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.11 Schedules. Schedule references contained in Article III of this Agreement are for convenience only and matters disclosed pursuant to one section, subsection or other provision of Article III are deemed disclosed for all purposes of Article III to the extent this Agreement requires such disclosure.

            10.12 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

            10.13 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND ACQUISITION HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO


                                    -44-

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THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.


                                    -45-

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

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its respective authorized officer as of the day and year first above written.

                                    CCW ACQUISITION CORP.

                                    By:
                                        ---------------------------
                                        Name:
                                        Title:

                                    CENTENNIAL CELLULAR CORP.

                                    By:
                                        ---------------------------
                                        Name:
                                        Title:


                                    -46-


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